UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HEADWATERS INCORPORATED

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14 February 2011

Dear shareholders:

You are probably aware that Headwaters Incorporated is holding its Annual Meeting of Stockholders on February 24, 2011. Your Board of Directors recommends a vote for the approval of Proposal No. 4—Advisory Vote on Executive Compensation—as disclosed in the proxy statement. We emphasize a few points in support of our recommendation:

•	Our cash incentive compensation plans are performance-based, driven by operating income, cash flow, and stock price, aligning the interests of our executives with our stockholders
•	We greatly reduced financial risk during FY2010 by a refinancing that left us with significant cash
•	We have improved stock value from a low of $74 million in March 2009 to a current value of $316 million in February 2011
•

We believe our incentive compensation plans tie executive pay to company performance—our named executive officers’ total compensation was down an average of 13% in FY2010, even with important business achievements

•	We have bright prospects for the future, having improved contribution margins to the 45-50% range

Incentive Pay and Performance

Our executive compensation programs are designed to reward officers for the achievement of specific operational goals related to increasing the value of Headwaters. Headwaters annual bonus program is based upon operating income performance. Operating income is a widely used measure of the operating performance of an entity. Our plan is directly tied to this performance metric and because of the down cycle in the building products industry, we have made minimal payments under the plan. In 2010, our performance dramatically improved over 2009. Operating income (loss) before impairments improved from $(2.5) million in 2009 to $19.4 million in 2010. Notwithstanding the dramatic improvement year over year, we only paid 26% of our targeted annual bonus payments for 2010 because we set goals even higher than what we achieved.

In 2010 Headwaters engaged two of the pre-eminent compensation advisors in the United States, Mercer and Towers Watson. We requested their advice to develop a long term incentive program that would clearly tie executive compensation to performance and Headwaters adopted a new plan based on the expert advice of the two firms. Headwaters’ new long term cash incentive compensation plan for corporate executives is a three year plan that uses a cash flow metric in year one to award plan units, and then values 50% of the plan units in year two and 50% of the plan units in year three, based on Headwaters’ stock price in years two and three. If Headwaters’ stock price goes down, the units are worth less, if Headwaters’ stock price goes up, the units are worth more. There is a direct correlation between pay and performance.

Similar to our outstanding 2010 performance in generating operating income, our cash flow metric (operating income, excluding impairments, plus depreciation and amortization, plus §45 tax credits, minus capital expenditures) in the second half of our fiscal year grew from $25.7 million in 2009 to $53.3 million in 2010. We had a remarkable year and exceeded our cash flow goal by $12.8 million, resulting in maximizing the units earned. Now we will try to improve our share price in 2011 and 2012. For every

10653 S. River Front Parkway, Suite 300, South Jordan, UT 84095

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$60 million of increased shareholder value, CEO compensation will increase by $382,000. Clearly, we have pay for performance in mind.

Because of the down cycle in building products, Headwaters’ capitalization is too highly leveraged, and management is committed to reducing leverage. Net debt declined by $63.5 million in 2009 and by an additional $28.7 million in 2010. As a result of management’s actions to reduce costs and improve operational performance, and to reduce net debt, our net debt to Adjusted EBITDA multiple improved from 5.5 to 4.1 in 2010. In addition, we successfully refinanced our senior debt in 2010, largely eliminating difficult cash flow covenants and greatly reducing our financial risk. As a result of management’s efforts, stockholder value has not only been preserved but has increased dramatically from a low valuation of $74 million in March 2009 before operational improvements and debt restructuring to a current valuation of $316 million in February 2011.

We are particularly pleased with Headwaters’ current prospects. Our light and heavy construction materials segments have stabilized and are well positioned for the expected up cycle in construction. With our improved operating model, our contribution margin is in the 45% to 50% range. An uptick in revenue will have a very positive impact on operating income, net income, and stockholder value. Our energy segment’s performance has also improved substantially, and we expect continued improvement through the remainder of our fiscal year.

Conclusion

The recently enacted Dodd-Frank Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement in accordance with the SEC’s rules. Our executive incentive compensation plans are clearly linked to performance through operating income, cash flow, and Headwaters’ stock price. We have made significant progress on these and other important measures of value. We ask that you vote in favor of Headwaters’ proxy proposals, particularly Proposal No. 4—Advisory Vote on Executive Compensation.

Please call me or Sharon Madden at (801) 984-9428 if we can answer any questions.

Thank you for your support,

/s/ Kirk A. Benson

Kirk A. Benson

Chairman and CEO